Exhibit 10.1

AGREEMENT OF SALE AND PURCHASE

[30 KNIGHTSBRIDGE, PISCATAWAY, NEW JERSEY]

THIS AGREEMENT OF SALE AND PURCHASE (“Agreement”) made this 2d day of April, 2004 by and between Mack-Cali Realty Corporation, a corporation organized under the laws of the State of Maryland, having an address at 11 Commerce Drive, Cranford, New Jersey 07016 (“Purchaser”) and AT&T Corp., a corporation organized under the laws of the State of New York, having an address at 55 Corporate Drive, Bridgewater, New Jersey 08807 (“Seller”).

In consideration of the mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definitions.  For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:

“Assignment of AT&T Wireless License” has the meaning ascribed to such term in Section 2.4 and shall be in the form attached hereto as Exhibit I.

“Assignment of Permits, Plans and Licenses” has the meaning ascribed to such term in Section 10.3 and which shall be in the form attached hereto as Exhibit K.

“AT&T Wireless License” has the meaning ascribed to such term in Section 2.4 and which is attached hereto as Exhibit H.

 “Authorities” means the various governmental and quasi-governmental bodies or agencies having jurisdiction over the Real Property and Improvements, or any portion thereof.

“Bill of Sale” has the meaning ascribed to such term in Section 10.3 and which shall be in the form attached hereto as Exhibit L.

“Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close.

“Certificate as to Foreign Status” has the meaning ascribed to such term in Section 10.3(f) and shall be in the form attached as Exhibit F.

“Closing” means the consummation of the purchase and sale of the Property contemplated by this Agreement, as provided for in Article X.

“Closing Date” has the meaning ascribed to such term in Section 10.1.

“Closing Statement” has the meaning ascribed to such term in Section 10.4(a).

“Closing Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 3.2, 5.2(b), 5.3(c), 5.4, 5.5, 8.2, 10.4, 12.1, 16.1, 18.2 and 18.8, and any other provisions which pursuant to their terms survives the Closing hereunder.

“Deed” has the meaning ascribed to such term in Section 10.3(a).

“Documents” has the meaning ascribed to such term in Section 5.2(a).

“Earnest Money Deposit” has the meaning ascribed to such term in Section 4.1.

“Effective Date” means the latest date on which this Agreement has been executed by Seller or Purchaser, which date shall be set forth opposite such party’s signature.

“Environmental Condition” has the meaning ascribed to such term in Section 5.3.

“Environmental Laws” means each and every federal, state, county and municipal statute, ordinance, rule, regulation, code, order, requirement, directive pertaining to Hazardous Substances issued by any Authorities and in effect as of the date of this Agreement with respect to or which otherwise pertains to or affects the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, or Purchaser, and as same have been amended, modified or supplemented from time to time prior to the Effective Date, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Water Act (33 U.S.C. §1321 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), the New Jersey Environmental Rights Act (N.J.S.A. 2A:35A-1 et seq.), the New Jersey Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 et seq.), the New Jersey Air Pollution Control Act (N.J.S.A. 26:2C-l et seq.), the Hazardous Substances Discharge: Reports and Notices Act (N.J.S.A. 13:1K-15 et seq.), the Industrial Site Recovery Act (N.J.S.A. 13: 1K-6 et seq.) (“ISRA”), the New Jersey Underground Storage of Hazardous Substances Act (N.J.S.A. 58: 10A-2 1 et seq.) (collectively, the “Environmental Statutes”), and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the Environmental Statutes.

“Escrow Agent” means Lawyers Title Insurance Corporation.

“Existing Survey” means Seller’s existing survey of the Real Property dated October 7, 1992, prepared by Casey & Keller, Inc. and updated through September 17, 2003.

“Evaluation Period” has the meaning ascribed to such term in Section 5.1.

“Furniture” has the meaning ascribed to such term in Section 2.1.

“Governmental Regulations” means all statutes, ordinances, rules and regulations of the Authorities applicable to Seller or the use or operation of the Real Property or the Improvements or any portion thereof.

“Hazardous Substances” means (a) asbestos, radon gas and urea formaldehyde foam insulation, (b) any solid, liquid, gaseous or thermal contaminant, including acids, alkalis, chemicals, petroleum products or byproducts, PCBs, phosphates, lead or other heavy metals and chlorine, (c) any solid or liquid waste (including, without limitation, hazardous waste), hazardous air pollutant, hazardous substance, hazardous chemical substance and mixture, toxic substance, pollutant, pollution, regulated substance and contaminant, as such terms are defined in any of the Environmental Statutes and (d) any other chemical, material or substance, the use or presence of which, or exposure to the use or presence of which, is prohibited, limited or regulated by any Environmental Statutes.

“Improvements” means all buildings, structures, fixtures, parking areas and other improvements located on the Real Property.

“Initial Scheduled Closing Date” means May 24, 2004.

“Lease” means the lease from Purchaser to Seller as described in Section 2.1(b), a draft copy of which is attached hereto as Exhibit B and the final form of which shall be negotiated and agreed to by the parties during the Evaluation Period.

“Licenses” has the meaning ascribed to such term in Section 2.4(a).

“Maximum Credit” has the meaning ascribed to such term in Section 11.1.

“Permitted Exceptions” has the meaning ascribed to such term in Section 2.3.

“Permitted Outside Parties” has the meaning ascribed to such term in Section 5.2(b).

“Property” has the meaning ascribed to such term in Section 2.1.

“Proration Items” has the meaning ascribed to such term in Section 10.4(a).

“Purchase Price” has the meaning ascribed to such term in Section 3.1.

“Purchaser’s Information” has the meaning ascribed to such term in Section 5.3(c).

“Real Property” means that certain parcel or parcels of real property located at 30 Knightsbridge, Piscataway, New Jersey, as more particularly described on the legal description attached hereto and made a part hereof as Exhibit A, together with all of Seller’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Seller’s right, title and interest in and to the adjacent streets, alleys and right-of-ways, and any easement rights, air rights, subsurface development rights and water rights.

“Right of Access and Confidentiality Agreement” means that certain Right of Access and Confidentiality Agreement fully executed on March 26, 2004 by and between Seller and Mack-Cali Realty, L.P.

“Scheduled Closing Date” means June 1, 2004 or such earlier or later date to which Purchaser and Seller may hereafter agree in writing.

“Section 2.2(b) Transactions” has the meaning ascribed to such term in Section 2.2(b).

“Service Contracts” means all of Seller’s service agreements, maintenance contracts, equipment leasing agreements, warranties, guarantees, bonds, open purchase orders and other contracts for the provision of labor, services, materials or supplies relating solely to the Real Property or Improvements.

“Significant Portion” means, for purposes of the condemnation provisions set forth in Article XII hereof, a taking by condemnation of a portion of the Property having a fair market value in excess of Five Hundred Thousand Dollars ($500,000.00).

“Termination Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 5.2, 5.3, 12.1, Articles XII and XIII, 16.1, 18.2 and 18.8, and any other provisions which pursuant to their terms survive any termination of this Agreement.

“Thomson Financial License” has the meaning ascribed to such term in Section 2.4.

“Title Commitment” has the meaning ascribed to such term in Section 6.1.

“Title Company” means Lawyers Title Insurance Corporation.

“To Seller’s Knowledge” means the present actual (as opposed to constructive or imputed) knowledge solely of (a) Vincent Placco, the Global Real Estate Manager, with respect to any environmental representations, and (b) Paul Foeldveri, the property manager for the Property who has held that position since November 2003, and Claudia Ortuso, the property manager for the Property for the four years prior to Paul Foeldveri, both of whom are employed by The Gale Company, with respect to any non-environmental representations. The knowledge of the referenced individuals is without any independent investigation or inquiry whatsoever, including, without limitation, any review of the Documents.

Section 1.2            References: Exhibits and Schedules.  Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto, all of which Exhibits and Schedules are incorporated into, and made a part of, this Agreement by reference.  The words “herein,” “hereof,” “hereinafter” and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.

ARTICLE II

AGREEMENT OF PURCHASE AND SALE

Section 2.1            Agreement.

(a)           Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date and subject to the terms and conditions of this Agreement, all of the following (collectively, the “Property”):

(i)            the Real Property;

(ii)           the Improvements;

(iii)          all of Seller’s right, title and interest, to the extent assignable or transferable, in and to all other intangible rights, titles, interests, privileges and appurtenances owned by Seller and related to or used exclusively in connection with the ownership, use or operation of the Real Property or the Improvements;

(iv)          all of Seller’s right, title and interest in and to the AT&T Wireless License;

(v)           to the extent assignable, plans and specifications, existing survey, governmental licenses, certificates, permits and approvals relating to the Property; and

(vi)          all of Seller’s right, title and interest in the Furniture as hereinafter defined. The Lease shall provide that Purchaser shall notify Seller of any furniture which Purchaser elects to keep at the Property forty five days prior to the expiration of the lease term (“Furniture”), and Seller shall convey such Furniture to Seller by appropriate bill of sale and Seller shall be responsible to remove all other furniture upon the expiration of the Lease.

(b)           On the Closing Date, Purchaser shall lease a portion of the Property back to Seller pursuant to the form of lease approved by the parties and attached hereto as Exhibit B (the “Lease”).

Section 2.2            Indivisible Economic Package and Closing Contingencies.

(a)           Purchaser has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

(b)           In addition to the conditions precedent set forth in Article IX of this Agreement, the Closing shall be contingent upon satisfaction of the conditions set forth in this

Section 2.2(b) contemporaneously at the Closing.  Purchaser has no right to purchase, and Seller has no obligation to sell the Property, unless the terms and conditions of this Section 2.2(b) are satisfied at the Closing, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller to enter into this Agreement, Purchaser and Seller have agreed to close title to the following properties and to execute and deliver the following documents at the Closing.

(i)            Contemporaneously with the Closing, the parties shall close title to real property known as Kemble Plaza II, 412 Mt. Kemble Avenue, Morris Township, New Jersey and that certain parcel containing approximately 25 acres commonly known as Lot 15, Block 23.02, whereby Seller shall sell and Purchaser shall purchase said real property upon such terms and conditions agreed to by the parties, including but not limited to, execution and delivery of a certain lease from Purchaser to Seller as described in the contract of sale for such property.

(ii)           Contemporaneously with the Closing, the parties shall execute and deliver the documents required pursuant to that certain Master Assignment and Assumption Agreement executed by and between the parties of even date herewith (“Master Assignment and Assumption Agreement”).

The transactions described in this Section 2.2(b)(i) and (ii) hereinafter referred to as the “Section 2.2(b) Transactions.”

Section 2.3            Permitted Exceptions.  The Property shall be sold, and title thereto conveyed, subject to (i) all Violations (as hereinafter defined), (ii) the Permitted Title Exceptions (as hereinafter defined) and the Permitted Survey Conditions (as hereinafter defined), and (iii) the Licenses (the Violations, the Permitted Title Exceptions, the Permitted Survey Conditions, and the Licenses being hereinafter collectively referred to as the “Permitted Exceptions”).

Section 2.4            Licenses.

(a)           The Property is subject to the following license agreements (collectively, the “Licenses”):

(i)            License Agreement between AT&T Corp., as licensor, and AT&T Wireless, as licensee, a copy of which is attached hereto as Exhibit H (the “AT&T Wireless License”);

(ii)           Enterprise Hosting Service Agreement between AT&T Corp. and Thomson Financial Inc. and The Thomson Corporation Delaware Inc. (the “Thomson Financial License Agreement”); and

(iii)          Revocable License Agreement between AT&T Corp., as licensor, and Metrocall, Inc., as Licensee (the “Metrocall Agreement”); and

(iv)          License Agreement between AT&T Corp., as licensor, and Affinity Federal Credit Union, as licensee (the “Affinity FCU Agreement”).

(b)           At the Closing, Seller shall assign and Purchaser shall assume all of Seller’s rights and obligations under the AT&T Wireless License to the extent arising after the Closing Date. Seller shall be solely liable for all obligations under the AT&T Wireless License to the extent arising prior to the Closing Date. The parties shall execute an Assignment and Assumption Agreement of the AT&T Wireless License in the form attached hereto as Exhibit I. To Seller’s Knowledge, Seller represents Seller is not in default under the AT&T Wireless License, and no event has occurred which with the passage of time, or the giving of notice, or both, would constitute a default by Seller under the AT&T Wireless License.

(c)           At the Closing, Seller shall not assign to Purchaser and Purchaser shall not assume any of Seller’s rights and obligations under the Thomson Financial License Agreement, Metrocall Agreement and Affinity FCU Agreement (‘Excluded Agreements”). The Excluded Agreements shall continue in full force and effect between Seller and the respective parties under the Excluded Agreements; provided however, that Seller shall cause all of the Excluded Agreements to terminate at or before the expiration or earlier termination of the term of the Lease.  Seller shall indemnify Purchaser and hold Purchaser harmless from and against, any claims, liabilities, damages, loss, cost or expense (including, but not limited to, reasonable attorneys fees) arising out of or resulting from the Excluded Agreements.  This paragraph shall survive Closing of title.

ARTICLE III

CONSIDERATION

Section 3.1            Purchase Price.  The purchase price for the Property (the “Purchase Price”) shall be Seven Million Five Hundred Thousand Dollars ($7,500,000.00) in lawful currency of the United States of America, payable as provided in Section 3.2.

Section 3.2            Method of Payment of Purchase Price.  No later than 3:00 p.m. (Eastern time) on the Closing Date, Purchaser shall pay to Seller the Purchase Price (less the Earnest Money Deposit) by Federal Reserve wire transfer of immediately available funds to an account designated by Seller (such funds, the “Closing Funds”).  Seller agrees to provide the wiring instructions to Purchaser at least three (3) business days prior to Closing.  In the event that the Closing Funds are received after 3:00 p.m. (Eastern time) on the Closing Date but prior to 3:00 p.m. (Eastern time) on the date one (1) Business Day after the Closing Date, then the Closing shall nevertheless be deemed to occur on the Closing Date.  In the event that the Closing Funds are not received by 3:00 p.m. (Eastern time) on the date one (1) Business Day after the Closing Date, then Purchaser shall be deemed to have defaulted under this Agreement.

ARTICLE IV

EARNEST MONEY DEPOSIT

AND ESCROW INSTRUCTIONS

Section 4.1            The Earnest Money Deposit.  On the date two (2) Business Days after the execution and delivery of this Agreement by Purchaser, Purchaser shall deposit with the Escrow Agent, by Federal Reserve wire transfer of immediately available funds, the sum of Five Hundred Thousand Dollars ($500,000.00) as the earnest money deposit on account of the

Purchase Price (the “Earnest Money Deposit”).  TIME IS OF THE ESSENCE with respect to the deposit of the Earnest Money Deposit.

Section 4.2            Escrow Instructions.  The Earnest Money Deposit shall be held in escrow by the Escrow Agent in an interest-bearing account, in accordance with the provisions of Article XVII.  In the event this Agreement is not terminated by Purchaser pursuant to the terms hereof by the end of the Evaluation Period in accordance with the provisions of Section 5.3(c) herein, the Earnest Money Deposit and the interest earned thereon shall, subject to the terms and provisions of this Agreement, become non-refundable to Purchaser.  In the event this Agreement is terminated by Purchaser prior to the expiration of the Evaluation Period, the Earnest Money Deposit, together with all interest earned thereon, shall be refunded to Purchaser.

ARTICLE V

INSPECTION OF PROPERTY

Section 5.1            Evaluation Period.  For a period beginning on the Effective Date and ending at 5:00 p.m. Eastern time on May 14, 2004 (the “Evaluation Period”), Purchaser and its authorized agents and representatives (for purposes of this Article V, the “Licensee Parties”) shall have the right to enter upon the Real Property at all reasonable times during normal business hours to perform an inspection of the Property.  Purchaser will provide to Seller notice (for purposes of this Section 5.1, an “Entry Notice”) of the intention of Purchaser or the other Licensee Parties to enter the Real Property at least 24 hours prior to such intended entry and specify the intended purpose therefor and the inspections and examinations contemplated to be made and with whom any Licensee Party will communicate.  At Seller’s option, Seller may be present for any such entry and inspection.  Notwithstanding anything to the contrary contained herein, no invasive physical testing or boring shall be conducted during any such entry by Purchaser or any Licensee Party upon the Real Property without Seller’s specific prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  TIME IS OF THE ESSENCE with respect to the provisions of this Section 5.1.

Section 5.2            Document Review.

(a)           Prior to the Closing, Purchaser and the Licensee Parties shall have the right to review, inspect and photocopy, at Purchaser’s sole cost and expense, all of the following which may be in Seller’s possession in AT&T’s possession at the Real Property or at Seller’s Lease Administration Office located at 55 Corporate Drive, Bridgewater, New Jersey which Assignor represents and warrants to Assignee are, to the knowledge of Jack Colasurdo, Global Real Estate Director, the locations where all material Documents (as hereinafter defined) are located: all existing environmental, engineering or consulting reports and studies of the Real Property (which Purchaser shall have the right to have updated at Purchaser’s sole cost and expense), real estate tax bills, together with assessments (special or otherwise), ad valorem and personal property tax bills, covering the period of Seller’s ownership of the Property; current and prior calendar year’s operating statements; title reports, searches and policies; surveys; documents pertaining to the operation and management of the Real Property and Improvements; licenses, permits and approvals pertaining to the operation of the Real Property and Improvements; and the AT&T Wireless License (collectively, the “Documents”).  Such inspections shall occur at a location selected by Seller, which may be at the office of Seller,

Seller’s counsel, Seller’s property manager, at the Real Property or any of them.  Purchaser shall not have the right to review or inspect materials not directly related to the leasing, maintenance and/or management of the Property, including, without limitation, all of Seller’s internal memoranda, financial projections, budgets, appraisals, proposals for work not actually undertaken, accounting and tax records and similar proprietary, elective or confidential information.

(b)           Purchaser acknowledges that any and all of the Documents may be proprietary and confidential in nature and have been provided to Purchaser solely to assist Purchaser in determining the desirability of purchasing the Property.  Subject only to the provisions of Article XII, Purchaser agrees not to disclose the contents of the Documents or any of the provisions, terms or conditions contained therein, to any party outside of Purchaser’s organization other than its attorneys, partners, accountants, lenders, consultants, advisors or investors (collectively, for purposes of this Section 5.2(b), the “Permitted Outside Parties”).  Purchaser further agrees that within its organization, or as to the Permitted Outside Parties, the Documents will be disclosed and exhibited only to those persons within Purchaser’s organization or to those Permitted Outside Parties who are responsible for determining the desirability of Purchaser’s acquisition of the Property or otherwise have need to know.  Purchaser agrees not to divulge the contents of such Documents and other information except in accordance with the confidentiality standards set forth in this Section 5.2, Article XII, and the provisions of Paragraph 2 of a certain Right of Access and Confidentiality Agreement.  In permitting Purchaser and the Permitted Outside Parties to review the Documents and other information to assist Purchaser, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller, and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver.

(c)           Purchaser acknowledges that some of the Documents may have been prepared by third parties and may have been prepared prior to Seller’s ownership of the Property.  PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS OR THE SOURCES THEREOF.  EXCEPT AS OTHERWISE PROVIDED HEREIN, SELLER HAS NOT UNDERTAKEN ANY INDEPENDENT INVESTIGATION AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS AND IS PROVIDING THE DOCUMENTS SOLELY AS AN ACCOMMODATION TO PURCHASER.

Section 5.3            Entry and Inspection Obligations; Termination of Agreement.

(a)           Purchaser agrees that in entering upon and inspecting or examining the Property, Purchaser and the other Licensee Parties will not: interfere with the operation and maintenance of the Real Property or Improvements; damage any part of the Property or any personal property owned or held by Seller or any other person or entity; injure or otherwise cause bodily harm to Seller, or to any of Seller’s agents, guests, invitees, contractors and employees, or to any other person or entity; permit any liens to attach to the Real Property by reason of the exercise of Purchaser’s rights under this Article V or reveal or disclose any information obtained concerning the Property and the Documents to anyone outside Purchaser’s organization, except in accordance with the confidentiality standards set forth in Section 5.2(b) and Article XII.  Purchaser will: (i) promptly pay when due to the third parties who assisted and were contracted for by Purchaser, the costs of all entry and inspections and examinations done with regard to the Property; (ii) cause any inspection to be conducted in accordance with standards customarily employed in the industry and in compliance with all Governmental Regulations; (iii) at Seller’s request, furnish to Seller copies of all third party reports that address the physical conditions of the Property; provided, however, Purchaser shall not provide Seller third party reports relating to any financial analysis of the Property or non-physical analysis of the Property or incorporating any analysis by Purchaser, and provided further that Seller assumes all risk that any information furnished by Purchaser under this paragraph might be misleading, incorrect or incomplete and Seller understands that any use or reliance on said information is at the full and sole risk of Seller; and (iv) restore the Real Property and Improvements to the condition in which the same were found before any such entry upon the Real Property and inspection or examination was undertaken.

(b)           Purchaser shall indemnify and hold Seller harmless from any and all damage, loss, claim, liability or expense (including reasonable attorneys fees of attorneys of Seller’s choice) arising out of any inspections, investigations, examinations, sampling or tests conducted by Purchaser or any of the Licensee Parties (“Property Examination”), whether prior to or after the date hereof, except to the extent such damage, loss, claim, liability or expense (including reasonable attorneys fees of attorneys of Seller’s choice) is the result of Seller’s negligence or willful misconduct., or any condition existing on the Property prior to Purchaser’s Property Examination.  In no event shall Purchaser have any liability arising out of its discovery of existing conditions discovered by Purchaser except to the extent that any such conditions are contributed to, aggravated, or exacerbated by the negligence of Purchaser or its employees, agents, contractors or subcontractors. This provision shall survive the termination of this Agreement.

(c)           In the event that Purchaser determines, for any reason or no reason, that it does not desire to complete the transaction contemplated by this Agreement Purchaser shall have the right to terminate this Agreement by providing written notice to Seller prior to the expiration of the Evaluation Period, WITH TIME BEING OF THE ESSENCE WITH RESPECT THERETO.  The failure of Purchaser to deliver any termination notice to Seller during the Evaluation Period as provided in the immediately preceding sentence shall be deemed to be an election not to terminate this Agreement, in which event Purchaser shall thereupon be deemed to have waived any right to terminate this Agreement pursuant to the provisions of this Section 5.3(c) and this Agreement shall continue in full force and effect in accordance with its terms, and the Earnest Money Deposit shall, unless otherwise provided for in this Agreement, thereupon become nonrefundable by Purchaser on the last day of the Evaluation Period.  In the event Purchaser terminates this Agreement in accordance with this Section 5.3(c), or under any other right of termination as set forth herein, Purchaser shall have the right to receive a refund of the Earnest Money Deposit, together with all interest which has accrued thereon, and except with respect to the Termination Surviving Obligations, this Agreement and the Section 2.2(b) Transactions shall be null and void and the parties shall have no further obligation to each other.  In the event this Agreement is terminated, Purchaser shall return to Seller (i) all copies Purchaser has made of the Documents and (ii) copies of any studies, reports or test results regarding any part of the Property obtained by Purchaser, before or after the execution of this Agreement, in connection with Purchaser’s inspection of the Property (collectively, “Purchaser’s Information”) which Seller specifically requests of Purchaser promptly following the time this Agreement is terminated for any reason.

Section 5.4            Sale “As Is”  THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER.  THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS THE RIGHT TO CONDUCT ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY.  OTHER THAN THE MATTERS REPRESENTED IN SECTION 8.1 HEREOF OR ELSEWHERE SPECIFICALLY REPRESENTED IN THIS AGREEMENT, BY WHICH ALL OF THE FOLLOWING PROVISIONS OF THIS SECTION 5.4 ARE LIMITED, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS HAVE BEEN MADE.

SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OF ITS AFFILIATES NOR ANY OTHER PERSON IS MAKING, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER, AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE IMPROVEMENTS, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (g) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS.  PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE, AND THAT, EXCEPT WITH RESPECT TO THE REPRESENTATIONS OF SELLER CONTAINED IN THIS AGREEMENT, IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER’S CONSULTANTS IN PURCHASING THE PROPERTY.  PURCHASER HAS BEEN GIVEN A SUFFICIENT OPPORTUNITY HEREIN TO CONDUCT AND HAS

CONDUCTED OR WILL CONDUCT SUCH INSPECTIONS, INVESTIGATIONS AND OTHER INDEPENDENT EXAMINATIONS OF THE PROPERTY AND RELATED MATTERS AS PURCHASER DEEMS NECESSARY, INCLUDING BUT NOT LIMITED TO THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND WILL RELY UPON SAME AND NOT UPON ANY STATEMENTS OF SELLER (EXCLUDING THE LIMITED MATTERS REPRESENTED BY SELLER IN SECTION 8.1 HEREOF OR SPECIFICALLY REPRESENTED IN THIS AGREEMENT BY SELLER) NOR OF ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR ATTORNEY OF SELLER.  PURCHASER ACKNOWLEDGES THAT ALL INFORMATION OBTAINED BY PURCHASER WAS OBTAINED FROM A VARIETY OF SOURCES, AND, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, SELLER WILL NOT BE DEEMED TO HAVE REPRESENTED OR WARRANTED THE COMPLETENESS, TRUTH OR ACCURACY OF ANY OF THE DOCUMENTS OR OTHER SUCH INFORMATION HERETOFORE OR HEREAFTER FURNISHED TO PURCHASER.  UPON CLOSING AND EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, PURCHASER WILL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS.  PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER WILL SELL AND CONVEY TO PURCHASER, AND PURCHASER WILL ACCEPT THE PROPERTY, “AS IS, WHERE IS,” WITH ALL FAULTS.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY, BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY.  SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN.  PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE “AS IS, WHERE IS” NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY.  PURCHASER, WITH PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT AND UNDERSTANDS THEIR SIGNIFICANCE AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.  THE TERMS AND CONDITIONS OF THIS SECTION 5.4 WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND ARE HEREBY DEEMED INCORPORATED INTO THE DEED AS FULLY AS IF SET FORTH AT LENGTH THEREIN.

EXCEPT AS EXPRESSLY PROVIDED FOR IN SECTION 5.5, PURCHASER FURTHER COVENANTS AND AGREES NOT TO SUE SELLER FOR, AND,

RELEASES SELLER OF AND FROM AND WAIVES ANY CLAIM OR CAUSE OF ACTION THAT PURCHASER MAY HAVE AGAINST SELLER UNDER ANY ENVIRONMENTAL LAW (INCLUDING WITHOUT LIMITATION ANY ENVIRONMENTAL STATUTES), NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, RELATING TO ENVIRONMENTAL MATTERS, HAZARDOUS SUBSTANCES OR ENVIRONMENTAL CONDITIONS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, AND THE NEW JERSEY SPILL COMPENSATION AND CONTROL ACT, OR BY VIRTUE OF ANY COMMON LAW RIGHT RELATED TO ENVIRONMENTAL CONDITIONS, HAZARDOUS SUBSTANCES OR ENVIRONMENTAL MATTERS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY.  THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING OF TITLE TO THE PROPERTY OR THE TERMINATION OF THIS AGREEMENT, AS THE CASE MAY BE.

Section 5.5            Environmental Indemnification.

(a)           Subject to the terms hereof, Seller shall indemnify, defend and hold harmless Purchaser from and against all claims which are asserted or commenced by third parties against Purchaser in connection with any violation of, or remediation required pursuant to, any Environmental Laws, but only to the extent that such claims arise from an Environmental Condition that existed prior to the Closing Date and except to the extent that the Environmental Condition or claim are contributed to, aggravated, or exacerbated by the acts, omissions or negligence of Purchaser or its employees, agents, contractors or subcontractors. “Environmental Condition” shall mean any environmental contamination or pollution of, or the release of Hazardous Substances into, the surface water, groundwater, surface soil, subsurface soil, sediment, air or land at, on, beneath or emanating from the Property.

(b)           In the case of any claim asserted by a third party against Purchaser, Purchaser shall provide notice to Seller promptly after Purchaser has knowledge or notice of a claim that has been made as to which indemnity may be sought, and Purchaser shall permit Seller, at Seller’s cost, to assume the defense of any claim or litigation arising therefrom, provided that (i) the counsel for Seller who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to Purchaser, and (ii) Purchaser may participate in such defense at Purchaser’s expense. Except with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, Seller, in the defense of any such claim or litigation, shall not consent to the entry of any judgment or enter into any settlement that provides for injunctive relief or other nonmonetary relief affecting Purchaser or the Property or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to Purchaser of a release of all liability in respect of such claim or litigation. Seller and Purchaser shall cooperate in the defense of any claim or litigations subject to the terms herein. The failure of Purchaser to provide notice to Seller in accordance with this Section 5.3 shall relieve Seller of its obligations under Section 5.3 hereof only to the extent that Seller is actually prejudiced by such failure.

ARTICLE VI

TITLE AND SURVEY MATTERS

Section 6.1            Title Insurance.  Purchaser acknowledges that Seller has delivered to Purchaser, and Purchaser has received, a copy of Seller’s current title policy for the Property, and Purchaser will obtain and deliver to Seller prior to the expiration of the Evaluation Period a copy of a commitment for title insurance (the “Title Commitment”) from the Title Company with respect to the Property.  If the Title Commitment discloses exceptions to title which are both (A) not included within the list of permitted title matters listed on Exhibit C attached hereto and made a part hereof and (B) material and adverse to Purchaser in Purchaser’s good faith business judgment (any such exception being referred to herein as an “Unpermitted Title Exception”), then Purchaser shall have the right to give Seller notice of any such Unpermitted Title Exception on or prior to the date which is five (5) days after Purchaser’s receipt of the title commitment (the “Title Objection Out Date”).  Any matters revealed by the Title Commitment that are not objected to by Purchaser on or prior to the Title Objection Out Date shall be deemed “Permitted Title Exceptions”.  In addition, any matters revealed by the Title Commitment that do not constitute Unpermitted Title Exceptions, regardless of whether Purchaser objects thereto, shall constitute Permitted Title Exceptions.  Seller shall have five (5) days following the receipt of any such notice in which to give Purchaser notice that Seller will either (a) cause such Unpermitted Title Exception(s) to be deleted as an exception from the Title Commitment or insured against by the Title Company or (b) not cause such Unpermitted Title Exception(s) to be deleted as an exception from the Title Commitment or insured against by the Title Company (without payment of additional charge or premium by either party); if Seller gives notice pursuant to clause (a), then Seller will cause such Unpermitted Title Exception(s) to be deleted from the Title Commitment or cause the Title Company to give affirmative insurance in favor of Purchaser with respect to such Unpermitted Title Exception(s) prior to the Closing Date (and Seller shall have the right to adjourn the Closing Date for up to four (4) days in order to effectuate same).  If Seller (i) fails to give any such notice within said five (5) day period, or (ii) gives notice pursuant to clause (b) above, then Purchaser will have three (3) Business Days following the earlier of the expiration of such five (5) day period or the giving of such notice by Seller in which to elect to either (X) terminate this Agreement or (Y) waive the right to terminate this Agreement as a result of any such Unpermitted Title Exception(s), which election must be made by the giving of notice thereof to Seller within said three (3) Business Day period.  If Purchaser fails to deliver such notice terminating this Agreement pursuant to clause (X) above within said three (3) Business Day period, then Purchaser shall be deemed to have waived its right to terminate this Agreement.  If Purchaser elects to waive, or is deemed to have waived, the right to terminate this Agreement as aforesaid, then any Unpermitted Title Exceptions previously objected to by Purchaser shall become “Permitted Title Exceptions”.  If Purchaser terminates this Agreement as aforesaid, then Seller and Purchaser shall direct the Title Company to return the Earnest Money Deposit to Purchaser, and neither party shall have any further obligation under this Agreement or the Section 2.2(b) Transactions, except that the obligations of the parties under the Termination Surviving Obligations shall survive.  Purchaser acknowledges that Seller shall be entitled to deliver its notice under clause (a) or clause (b) above in its sole and absolute discretion subject to the provisions of Section 6.4 of this Agreement.

Section 6.2            Survey.  Purchaser acknowledges that Seller has delivered to Purchaser, and Purchaser has received, a copy of Seller’s current survey for the Property, and Purchaser may, at Purchaser’s option within the Evaluation Period, obtain, and deliver to Seller a copy of, an updated survey of the Property certified to Purchaser and the Title Company (the existing survey or the updated survey, as applicable, “Survey”).  If Purchaser does not obtain an updated survey, then Seller, upon request by Purchaser, shall execute and deliver at Closing a survey affidavit of no change.  If the Survey discloses conditions which are both (A) not included within the list of permitted title matters listed on Exhibit C attached hereto and made a part hereof and (B) material and adverse to Purchaser in Purchaser’s good faith business judgment (any such exception being referred to herein as an “Unpermitted Survey Condition”, then Purchaser shall have the right to give Seller notice of any such Unpermitted Survey Condition on or prior to the date which is five (5) days after Purchaser’s receipt of the Survey (the “Survey Objection Out Date”).  Any matters revealed by the Survey that are not objected to by Purchaser on or prior to the Survey Objection Out Date shall be deemed “Permitted Survey Conditions”.  In addition, any matters revealed by the Survey that do not constitute Unpermitted Survey Conditions, regardless of whether Purchaser objects thereto, shall constitute Permitted Survey Conditions.  Seller shall have five (5) days following the receipt of any such notice in which to give Purchaser notice that Seller will either (a) cause such Unpermitted Survey Conditions(s) to be removed from the Survey or insured against by the Title Company or (b) not cause such Unpermitted Survey Conditions(s) to be removed from the Survey or insured against by the Title Company (without payment of additional charge or premium by either party); if Seller gives notice pursuant to clause (a), then Seller will cause such Unpermitted Survey Conditions(s) to be deleted from the Survey, or cause the Title Company to give affirmative insurance in favor of Purchaser with respect to such Unpermitted Survey Conditions(s) prior to the Closing Date (and Seller shall have the right to adjourn the Closing Date for up to four (4) days in order to effectuate same).  If Seller (i) fails to give any such notice within said five (5) day period, or (ii) gives notice under clause (b) above, then Purchaser will have three (3) Business Days following the giving of such notice by Seller in which to either (X) elect to terminate this Agreement, or (Y) waive the right to terminate this Agreement as a result of any such Unpermitted Survey Conditions(s), which election must be made by the giving of notice thereof to Seller within said three (3) Business Day period.  If Purchaser fails to deliver such notice terminating this Agreement pursuant to clause (X) above within said three (3) Business Day period, then Purchaser shall be deemed to have waived its right to terminate this Agreement.  If Purchaser elects to waive, or is deemed to have waived, the right to terminate this Agreement as aforesaid, then any Unpermitted Survey Conditions previously objected to by Purchaser shall become “Permitted Survey Conditions”.  If Purchaser terminates this Agreement as aforesaid, then Seller and Purchaser shall direct the Title Company to return the Earnest Money Deposit to Purchaser, and neither party shall have any further obligation under this Agreement or the Section 2.2(b) Transactions, except that the obligations of the parties under the Termination Surviving Obligations shall survive.  Purchaser acknowledges that Seller shall be entitled to deliver its notice under clause (a) or clause (b) above in its sole and absolute discretion subject to the provisions of Section 6.4 of this Agreement.

Section 6.3            Updates.  In the event that any update of the Title Commitment or the Survey shows any new matters or conditions to which Purchaser does not desire to take subject, Purchaser shall deliver notice thereof to Seller prior to the date three (3) Business Days after Purchaser receives such update of the Title Commitment or the Survey (and if Purchaser fails to deliver such notice within such three (3) Business Day period, then Purchaser shall be deemed to have accepted such matters or conditions as Permitted Title Exceptions or Permitted Survey

Conditions, as applicable).  Seller shall have three (3) Business Days following the receipt of any such notice in which to give Purchaser notice that Seller will either (a) cause such new matter or condition to be deleted from the Title Commitment or removed from the Survey, as the case may be, or (b) not cause such new matter or condition to be deleted from the Title Commitment or removed from the Survey, as the case may be; if Seller gives notice pursuant to clause (a), then Seller will cause same to occur prior to the Closing Date (and Seller shall have the right to adjourn the Closing Date for up to four (4) days in order to effectuate same).  If Seller (i) fails to give any such notice within said three (3) Business Day period, or (ii) gives notice pursuant to clause (b) above, then Purchaser will have three (3) Business Days following the giving of such notice by Seller in which to elect to either (X) terminate this Agreement, or (Y) waive the right to terminate this Agreement as a result of any such new matter or condition, which election must be made by the giving of notice thereof to Seller within said three (3) Business Day period.  If Purchaser fails to deliver such notice terminating this Agreement pursuant to clause (X) above within said three (3) Business Day period, then Purchaser shall be deemed to have waived its right to terminate this Agreement.  If Purchaser elects to waive the right, or is deemed to have elected to waive the right, to terminate this Agreement as aforesaid, then any new matter or condition previously objected to by Purchaser shall become Permitted Survey Conditions or Permitted Title Exceptions, as the case may be.  If Purchaser terminates this Agreement as aforesaid, then Seller and Purchaser shall direct the Title Company to return the Earnest Money Deposit to Purchaser, and neither party shall have any further obligation under this Agreement or the Section 2.2(b) Transactions, except that the obligations of the parties under the Termination Surviving Obligations shall survive.  Purchaser acknowledges that Seller shall be entitled to deliver its notice under clause (a) or clause (b) above in its sole and absolute discretion subject to the provisions of Section 6.4 of this Agreement.

Section 6.4.           Notwithstanding anything contained herein to the contrary, except as specified in this Section 6.4, Seller shall have no obligation to take any steps, bring any action or proceeding or incur any effort or expense whatsoever to cure any title or survey objection, provided, however, notwithstanding the foregoing, Seller shall cause to be removed as exceptions to title any mortgages, mechanic’s or materialmen’s liens filed against the Property due to work performed at the Property by Seller at Seller’s direction, and monetary liens and other encumbrances which are dischargeable by the payment of a sum certain at the Closing (and Seller shall have the right to adjourn the Closing Date for up to four (4) days in order to effectuate same).

ARTICLE VII

INTERIM OPERATING COVENANTS

AND VIOLATIONS

Section 7.1            Interim Operating Covenants.  Seller covenants to Purchaser that Seller will:

(a)           Operations. From the Effective Date until Closing, continue to operate, manage and maintain the Improvements in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to Article XI of this Agreement.

(b)           Compliance with Governmental Regulations.  From the Effective Date until Closing, not knowingly take any action that Seller knows would result in a failure to comply in all material respects with all Governmental Regulations applicable to the Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any such Governmental Regulations.

(c)           Service Contracts. From the Effective Date until Closing, Seller shall have the right to enter into any Service Contracts provided that Seller shall be solely responsible for the performance of Seller’s obligations under any such Service Contracts and Purchaser shall have no obligation thereunder.

(d)           Notices.  To the extent received by Seller, from the Effective Date until Closing, promptly deliver to Purchaser copies of written default notices, notices of lawsuits and notices of violations affecting the Property.

(e)           No Encumbrances. From the Effective Date until Closing, not to intentionally create any additional encumbrances on the title to the Property.

(f)            Non-Applicability Letter. Obtain prior to Closing a non-applicability letter from the Industrial Site Evaluation Element, or its successor, of the New Jersey Department of Environmental Protection, or its successor, for which Seller shall apply pursuant to the Industrial Site Recovery Act, N.J.S.A. 13:1K-6, the regulations promulgated thereunder, and any successor legislation and regulations (“ISRA”).  To the extent in Purchaser’s possession, Purchaser shall provide Seller with all information reasonably requested in order for Seller to complete the application for the non-applicability letter.

Section 7.2            Violations.  Purchaser shall accept title to the Property subject to all violations of law or municipal ordinances, orders or requirements issued by the departments of buildings, fire, labor, health or other Federal, State, County, Municipal or other departments and governmental agencies having jurisdiction against or affecting the Property, and any outstanding work orders, whether any of the foregoing are outstanding as of the date hereof (each, an “Existing Violation”) or noticed after the date hereof (each, a “New Violation” together with the Existing Violations, the “Violations”).  In the event Seller receives written notice of a Violation after the Effective Date and prior to Closing and the cost to correct the Violation is equal to or less than One Million Dollars ($1,000,000.00), Seller, at Seller’s cost and expense, shall be responsible to correct the Violation prior to Closing or to provide Purchaser with credit against the Purchase Price in the amount reasonably required to cure the Violation.  If the cost to correct the Violation is reasonably estimated to cost in excess of One Million Dollars ($1,000,000.00), Seller shall have the right to terminate this Agreement upon ten (10) days written notice to Purchaser unless Purchaser notifies Seller within said 10-day period that Purchaser will accept the Property with the Violation in which case Seller shall have no responsibility to correct the Violation and Purchaser shall receive a credit against the Purchase Price in the amount of One Million Dollars ($1,000,000.00) at Closing. Except as otherwise expressly provided in this Section 7.2, Purchaser acknowledges that Seller shall have no restoration, repair, remediation or other obligation or liability of any kind or nature with respect to the Violations.  If the municipality where the Real Property is located requires the issuance of a Certificate of Occupancy in connection with the sale of the Property, Seller shall be responsible to obtain the

Certificate of Occupancy or Certificate of Continuing Occupancy, if required by the municipality, at Seller’s cost subject to the limitations on Seller’s obligations to correct any Violations as provided herein.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

Section 8.1            Seller’s Representations and Warranties.  The following constitute the sole representations and warranties of Seller, which representations and warranties shall be true, accurate and complete as of the Effective Date, and shall be deemed repeated and shall be true, accurate and complete as of the Closing Date.  Subject to the limitations set forth in Section 8.3 of this Agreement, Seller represents and warrants to Purchaser the following:

(a)           Status.  Seller is a corporation, duly organized and validly existing under the laws of the State of New York, and qualified to do business in the State of New Jersey.

(b)           Authority.  The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller.

(c)           Non-Contravention.  The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which it is bound.

(d)           Suits and Proceedings.  To Seller’s Knowledge, except as listed in Exhibit E, there are no legal actions, suits or similar proceedings pending and served, or threatened in writing against Seller or the Property which (i) are not adequately covered by existing insurance and (ii) if adversely determined, would materially and adversely affect the value of the Property, the continued operations thereof, or Seller’s ability to consummate the transactions contemplated hereby.

(e)           Non-Foreign Entity.  Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f)            Service Contracts.  Seller shall be solely responsible for the performance of Seller’s obligations under any Service Contracts and Purchaser shall have no obligations thereunder.

(g)           No Assignment/Bankruptcy.  Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any voluntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; or (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets.

(h)           Environmental.  Except as set forth in the report listed in Exhibit G:

(i)            To Seller’s Knowledge, there have been no violations of any Environmental Laws at, on or under the Real Property which have not been corrected in accordance with Environmental Laws.  To the Seller’s Knowledge, Seller has received no written notice of any such violations from any governmental authority of any Environmental Law.

(ii)           To Seller’s Knowledge, except for the two (2) existing 10,000 gallon underground storage tanks, there are no other underground storage tanks under the Real Property installed for the purpose of storage of Hazardous Substances (“Tanks”).  Any Tanks which have been removed, to Seller’s Knowledge, were removed in accordance with any Environmental Laws. Except as set forth in the report listed in Exhibit G and this subparagraph, to Seller’s Knowledge, there are no Hazardous Substances located on or beneath the Real Property or Improvements, and no debris has been buried on the Real Property.

(iii)          To Seller’s Knowledge, there are no claims, actions or proceedings of any kind pending against the Seller under Environmental Laws with respect to the Real Property as to which the Seller has received written notice.

(iv)          Seller’s SIC Code is 4813, which presently excludes the Real Property from the definition of an “industrial establishment” as defined in the Industrial Site Recovery Act, N.J.S.A. 13:1k-6 et seq.

(i)            Violations of Law.  To Seller’s Knowledge, Seller has not received any written notice of any violations of any ordinance, regulation, law or statute of any governmental agency pertaining to the Property or any portion thereof.

(j)            Taking/Condemnation.  Seller has not received any written notice of, nor does Seller have actual knowledge of, any eminent domain taking or condemnation affecting all or any part of the Property.

(k)           Seller represents that there are no brokerage contracts or obligations in effect with respect to or affecting the Property which would be binding on Purchaser.

(l)            To Seller’s Knowledge, there are no unconfirmed or confirmed Assessments affecting the Property.

(m)          Except as set forth in Section 2.4, there are no leases or other rights to possession or occupancy affecting the Property.

(n)           Seller will not, and as of the Closing has not, entered into any new leases, contracts, or other undertakings or modified, cancelled, amended or otherwise changed any of the aforesaid affecting the Property without the express written consent of Purchaser, except to the extent required pursuant to this Agreement, if any.

(o)           Patriot Act. Neither Seller nor any person or entity holding any legal or beneficial interest whatsoever in it (whether directly or indirectly), is named on any list of persons, entities, and governments issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (“Executive Order 13224”), as in effect on the date hereof, or any similar list issued by OFAC or any other department or agency of the United States of America (collectively, the “OFAC Lists”), or is included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in any OFAC Lists.

(p)           Taxes. The Real Property is not currently subject to any tax abatement, or added or omitted assessment.

(q)           Seller has not received written notice that any certificate, license or permit with respect to the Property has been or is threatened to be revoked; or that it fails to possess any legally required certificate, license or permit.

Section 8.2            Purchaser’s Representations and Warranties.  Purchaser represents and warrants to Seller the following:

(a)           Status.  Purchaser is a corporation, duly organized and validly existing under the laws of the State of Maryland.

(b)           Authority.  The execution and delivery of this Agreement and the performance of Purchaser’s obligations hereunder have been duly authorized by all necessary action on the part of Purchaser and this Agreement constitutes the legal, valid and binding obligation of Purchaser.

(c)           Non-Contravention.  The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.

(d)           Consents.  No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

(e)           Patriot Act.  Neither Buyer nor any person or entity holding any legal or beneficial interest whatsoever in it (whether directly or indirectly), is named on any OFAC List of persons, entities, and governments issued by OFAC pursuant to Executive Order 13224 as in effect on the date hereof, or any similar OFAC Lists issued by OFAC or any other department or agency of the United States of America, or is included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in any OFAC Lists.

Section 8.3            Survival of Representations, Warranties and Covenants.  The representations and warranties of Seller set forth in Section 8.1 and/or expressly stated elsewhere in this Agreement will survive the Closing for a period of three hundred sixty-five (365) days.  Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants herein if, prior to the Closing, Purchaser has knowledge of any breach of a covenant of Seller herein, or Purchaser obtains knowledge (from whatever source, as a result of Purchaser’s due diligence tests, investigations and inspections of the Property, or written disclosure by Seller or Seller’s agents and employees) that contradicts any of Seller’s representations, warranties and covenants herein, and Purchaser nevertheless consummates the transaction contemplated by this Agreement. In the event the Seller’s representations, and warranties herein are not materially true, accurate and complete as of the Closing Date, Purchaser may, as Purchaser’s sole and exclusive remedy, elect by written notice to Seller within fifteen (15) Business Days after Purchaser obtains knowledge of any breach to terminate this Agreement, in which event Purchaser will receive from the Escrow Agent the Earnest Money Deposit together with all interest accrued thereon and Seller shall pay to Purchaser an amount equal to its reasonable out-of-pocket expenses incurred by Purchaser such amount not to exceed Five Hundred Thousand Dollars ($500,000.00), whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations. The Closing Surviving Obligations and the Termination Surviving Obligations will survive Closing without limitation.  All other covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing Date but will be merged into the Deed and other Closing documents delivered at the Closing.

ARTICLE IX

CONDITIONS PRECEDENT TO CLOSING

Section 9.1            Conditions Precedent to Obligation of Purchaser.  The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a)           Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 10.3.

(b)           All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not materially adverse to Purchaser in Purchaser’s reasonable judgment).

(c)           Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.

Section 9.2            Conditions Precedent to Obligation to Seller.  The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in it sole discretion:

(a)           Seller shall have received the Purchase Price as adjusted pursuant to, and payable in the manner provided for, in this Agreement.

(b)           Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 10.2.

(c)           All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not materially adverse to Seller in Seller’s reasonable judgment).

(d)           Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.

ARTICLE X

CLOSING

Section 10.1         Closing.  The consummation of the transaction contemplated by this Agreement by delivery of documents and payments of money shall take place at 10:00 a.m. Eastern Time on the Scheduled Closing Date at the offices of the Seller’s counsel: Pitney, Hardin, Kipp & Szuch LLP, 200 Campus Drive, Florham Park, New Jersey 07932.  Seller and Purchaser shall attend a pre-closing at the office of the Seller’s counsel on May 24, 2004 (“Initial Scheduled Closing Date”).  In the event the Closing does not occur on June 1, 2004, either party may schedule a time of the essence closing upon ten (10) days written notice to the other party.

At Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended.  The acceptance of the Deed by Purchaser shall be deemed to be full performance and discharge of each and every agreement and obligation on the part of the Seller to be performed hereunder unless otherwise specifically provided herein.

Notwithstanding anything to the contrary contained in this Agreement, in the event that the Closing does not occur on or before the time of the essence closing date for any reason other than a Purchaser default, Purchaser shall have the right to terminate this Agreement by written notice to Seller, in which event, the Earnest Money Deposit and any interest thereon will be returned to Purchaser and neither Seller nor Purchaser will have any further obligation under this Agreement or with respect to the Section 2.2(b) Transactions, except for the Termination Surviving Obligations or pursuant to Article 13, if applicable.

Section 10.2         Purchaser’s Closing Obligations.  On the Closing Date, Purchaser, at its sole cost and expense, will deliver the following items to Seller at Closing as provided herein:

(a)           The Purchase Price, after all adjustments are made as herein provided, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.3

(b)           The Lease, duly executed by Purchaser;

(c)           A counterpart original of the Assignment of AT&T Wireless License, duly executed by Purchaser;

(d)           Evidence reasonably satisfactory to Seller that the person executing the Lease on behalf of Purchaser has full right, power and authority to do so;

(e)           A counterpart original of the Closing Statement, duly executed by Purchaser;

(f)            A certificate, dated as of the date of Closing, stating that the representations and warranties of Purchaser contained in Section 8.2 are true and correct in all material respects as of the Closing Date (with appropriate modifications to reflect any changes therein) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change.  In no event shall Purchaser be liable to Seller for, or be deemed to be in default hereunder if any representation or warranty is not true and correct in all material respects; provided, however, that such event shall constitute the non-fulfillment of the condition set forth in Section 9.2(c).  If, despite changes or other matters described in such certificate, the Closing occurs, Purchaser’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

(g)           A counterpart original of the Assignment of Licenses, Permits and Plans in the form attached hereto as Exhibit K; and

(h)           Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction with is the subject of this Agreement.

Section 10.3         Seller’s Closing Obligations.  At the Closing, Seller will deliver to Purchaser the following documents:

(a)           A bargain and sale deed with covenants against grantor’s acts attached hereto as Exhibit D (the “Deed”), duly executed and acknowledged by Seller, conveying to the Purchaser the Real Property and the Improvements subject only to the Permitted Exceptions;

(b)           The Lease, duly executed by Seller;

(c)           A counterpart original of the Assignment of AT&T Wireless License, duly executed by Seller;

(d)           The original AT&T Wireless License;

(e)           Evidence reasonably satisfactory to the Title Company that the person executing the documents delivered by Seller pursuant to this Section 10.3 on behalf of Seller has full right, power, and authority to do so;

(f)            A certificate in the form attached hereto as Exhibit F (“Certificate as to Foreign Status”) certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, as well as any form or other document required under applicable laws to be executed by Seller in connection with any transfer tax applicable to the transaction contemplated by this Agreement;

(g)           A certificate, dated as of the date of Closing, stating that the representations and warranties of Seller contained in Section 8.1 are true and correct in all material respects as of the Closing Date (with appropriate modifications to reflect any changes therein) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change.  Except as otherwise provided in Section 8.3, in no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder if any representation or warranty is not true and correct in all material respects; provided, however, that such event shall constitute the non-fulfillment of the condition set forth in Section 9.1(b).  If, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

(h)           Counterparts of the transfer tax declaration, duly executed by Seller;

(i)            All other Documents not previously delivered to Purchaser which are in Seller’s possession;

(j)            The original tax bills for the Property;

(k)           An affidavit of title in form reasonably required by the Title Company;

(l)            A counterpart original of the Assignment of Licenses, Permits and Plans in the form attached hereto as Exhibit K (“Assignment of Licenses, Permits and Plans”);

(m)          A Bill of Sale for the Furniture in the form attached hereto as Exhibit L (“Bill of Sale”); and

(n)           Certificate of Occupancy or Certificate of Continuing Occupancy, if required by the municipality.

Section 10.4         Prorations.

(a)           Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day preceding the Closing Date (the “Proration Time”), the following (collectively, the “Proration Items”):

(i)            Utility charges payable by Seller, if any, including, without limitation, electricity, water charges and sewer charges.  If there are meters on the Real Property, Seller will cause readings of all said meters to be performed not more than five (5) days prior to the Closing Date, and a per diem adjustment shall be made for the days between the meter reading date and the Closing Date based on the most recent meter reading.

(ii)           License fees and any other amounts payable under the AT&T Wireless License, if any.

(iii)          Real estate taxes due and payable for the calendar year.  If the Closing Date shall occur before the tax rate is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation.

(iv)          Any unconfirmed assessments will be satisfied in full by Seller at Closing.

Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Proration Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Proration Time.  The estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Purchaser prior to the Closing Date (the “Closing Statement”).  The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller.  The prorations shall be paid at Closing by Purchaser to Seller (if the prorations result in a net credit to Seller) or by Seller to Purchaser (if the prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing.  If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser.  No prorations will be made in relation to insurance premiums, and Seller’s insurance policies will not be assigned to Purchaser.  Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration will be made at the Closing with respect to utility bills.  Seller will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for any deposits with the utility providers.  The provisions of this Section 10.4(a) will survive the Closing for twelve (12) months.

Section 10.5         Costs of Title Company and Closing Costs.  Costs of the Title Company and other Closing costs incurred in connection with the Closing will be allocated as follows:

(a)           Seller shall pay (i) Seller’s attorney’s fees, (ii) all transfer and conveyance taxes and (iii) one-half (1/2) of escrow fees, if any.

(b)           Purchaser shall pay (i) the costs of recording the Deed to the Property and all other documents; (ii) the cost of the premium for the Title Policy and all title searches; (iii) all costs of any additional coverage under the Title Policy or endorsements or deletions to the Title Policy that are desired by Purchaser,  and not required to be provided by Seller to address title defects as may be imposed pursuant to Sections 6.1 or 6.4; (iv) all premiums and other costs for any mortgagee policy of title insurance, if any, including but not limited to any endorsements or deletions; (v) Purchaser’s attorney’s fees; (vi) one-half (1/2) of escrow fees, if any and (vii) the costs of the Survey as provided for in Section 6.2.

(c)           Any other costs and expenses of Closing not provided for in this Section 10.5 shall be allocated between Purchaser and Seller in accordance with the custom in the area in which the Property is located.

ARTICLE XI

CONDEMNATION AND CASUALTY

Section 11.1         Casualty.  If, prior to the Closing Date, the Real Property and Improvements are destroyed or damaged by fire or other casualty in whole or in part, Seller will notify Purchaser of such casualty and Seller shall have the option to either: (i) restore the damage prior to Closing, or (ii) proceed to Closing and provide Purchaser with an assignment of all money received or receivable under any insurance polices and, to the extent the loss or damage is not covered by insurance, or to the extent of any deductibles, Seller shall pay or credit at Closing Purchaser an amount equal to the reasonable costs of repairing or restoring the damage.

Section 11.2         Condemnation of Property.

In the event of any actual or threatened condemnation of all or any Significant Portion of the Real Property and Improvements prior to the Closing, Purchaser shall have the option to terminate this Agreement by serving written notice to Seller within thirty (30) days after receipt of notice of such condemnation. If this Agreement is terminated by Purchaser pursuant to this Section 11.2, the Earnest Money Deposit and all interest accrued thereon will be returned to Purchaser and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder or with respect to the Section 2.2(b) Transactions except with respect to the Termination Surviving Obligations.  If Purchaser elects not to terminate this Agreement in accordance with this Section 11.2, Seller will assign to Purchaser any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Property, and Purchaser will take title to the Property with the assignment of such proceeds and subject to such condemnation and without reduction of the Purchase Price. Notwithstanding anything to the contrary herein, if any eminent domain or condemnation proceeding is instituted (or notice of same is given) solely for the taking of any subsurface rights for utility easements or for any right-of-way easement, and the surface may, after such taking, be used in substantially the same manner as though such rights have not been taken, Purchaser will not be entitled to terminate this Agreement as to any part of the Property, but any award resulting therefrom will be assigned to Purchaser at Closing and will be the exclusive property of Purchaser upon Closing.

ARTICLE XII

CONFIDENTIALITY

Section 12.1         Confidentiality.  Seller and Purchaser each expressly acknowledge and agree that the transactions contemplated by this Agreement and the terms, conditions, and negotiations concerning the same will be held in the strictest confidence by each of them until Closing and will not be disclosed by either of them except to their respective legal counsel, accountants, consultants, officers, partners, directors, and shareholders, and except and only to the extent that such disclosure may be necessary for their respective performances hereunder.  Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information obtained by Purchaser in connection with the Property will not be disclosed by

Purchaser to any third persons without the prior written consent of Seller, except as otherwise provided in this Agreement.  Nothing contained in this Article XII will preclude or limit either party to this Agreement from disclosing or accessing any information otherwise deemed confidential under this Article XII response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with governmental authorities required by reason of the transactions provided for herein pursuant to an opinion of counsel.  Nothing in this Article XII will negate, supersede or otherwise affect the obligations of the parties under the Right of Access and Confidentiality Agreement.  In addition, prior to or as a part of the Closing, any press release with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by both parties and their respective counsel, which approval shall not be unreasonably withheld or delayed.  The parties and their respective counsel hereby approve the post-closing issuance of a press release substantially in the form attached hereto as Exhibit M, attached hereto and made a part hereof.  The provisions of this Article XII will survive any termination of this Agreement.

ARTICLE XIII

REMEDIES

Section 13.1         Default by Seller.  In the event the Closing and the transactions contemplated hereby do not occur as herein provided by reason of any default of Seller, Purchaser may, as Purchaser’s sole and exclusive remedy, elect by written notice to Seller within fifteen (15) Business Days following the Scheduled Closing Date, either of the following: (a) terminate this Agreement, in which event Purchaser will receive from the Escrow Agent the Earnest Money Deposit together with all interest accrued thereon and Seller pay to Purchaser an amount equal to its reasonable out-of-pocket expenses incurred by Purchaser such amount not to exceed Five Hundred Thousand Dollars ($500,000.00), whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations; or (b) seek to enforce specific performance of Seller’s obligations hereunder. Notwithstanding the foregoing, in the event the Closing and the transactions contemplated hereby do not occur as herein provided by reason of any willful material default of Seller, Purchaser and Seller agree that Purchaser may, as Purchaser’s sole and exclusive remedy, elect by written notice to Seller within thirty (30) Business Days following the Scheduled Closing Date, either of the following: (a) terminate this Agreement, in which event Purchaser will receive from the Escrow Agent the Earnest Money Deposit together with all interest accrued thereon and Seller shall pay to Purchaser an amount equal to Five Hundred Thousand Dollars ($500,000.00) as the full, agreed and liquidated damages for Seller’s default and failure to complete the sale of the Property, whereupon this Agreement will terminate and Seller and Purchaser will have no further rights or obligations hereunder, except with respect to the Termination Surviving Obligations; or (b) seek to enforce specific performance of Seller’s obligations hereunder. Except as provided in this Section with regard to out-of pocket expenses and the liquidated damages in the event of a willful material default by Seller, Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder.  Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money Deposit if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located or provide Seller with notice of a willful material default, on or before ninety (90) days following the Scheduled Closing Date.

Section 13.2         Default by Purchaser.  In the event the Closing and the consummation of the transactions contemplated herein do not occur as provided herein by reason of any default of Purchaser, Purchaser and Seller agree it would be impractical and extremely difficult to fix the damages which Seller may suffer.  Purchaser and Seller hereby agree that (a) an amount equal to the Earnest Money Deposit, together with all interest accrued thereon, is a reasonable estimate of the total net detriment Seller would suffer in the event Purchaser defaults and fails to complete the purchase of the Property, and (b) such amount will be the full, agreed and liquidated damages for Purchaser’s default and failure to complete the purchase of the Property, and will be Seller’s sole and exclusive remedy (whether at law or in equity) for any default of Purchaser resulting in the failure of consummation of the Closing, whereupon this Agreement will terminate and Seller and Purchaser will have no further rights or obligations hereunder, except with respect to the Termination Surviving Obligations.  The payment of such amount as liquidated damages is not intended as a forfeiture or penalty but is intended to constitute liquidated damages to Seller.  Notwithstanding the foregoing, nothing contained herein will limit Seller’s remedies at law, in equity or as herein provided in the event of a breach by Purchaser of any of the Termination Surviving Obligations.

ARTICLE XIV

NOTICES

Section 14.1         Notices.

(a)           All notices or other communications required or permitted hereunder shall be in writing, and shall be given by any nationally recognized overnight delivery service with proof of delivery, or by facsimile transmission (provided that such facsimile is confirmed by the sender by expedited delivery service in the manner previously described), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith.  Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

If to Seller:                             AT&T Corp.

55 Corporate Drive

Room 32A03

Bridgewater, NJ 08807-1265

Attn:       Jack Colasurdo

(908) 658-7747 (tele.)

(908) 658-2191 (fax)

with a copy to:                      Lawrence F. Reilly, Esq.

Pitney, Hardin, Kipp & Szuch LLP

200 Campus Drive

Florham Park, New Jersey 07932

(973) 966-6300 (tele.)

(973) 966-1550 (fax)

If to Purchaser:                     c/o Mack-Cali Realty Corporation

11 Commerce Drive

Cranford, New Jersey 07016

with separate notices to the attention of:

Mr. Mitchell E. Hersh

(908) 497-2009 (tele.)

(908) 272-0214 (fax)

and

Roger W. Thomas, Esq.

(908) 272-2612 (tele.)

(908) 497-0485 (fax)

with a copy to:                                      Martin E. Dollinger, Esq.

Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, LLP

99 Wood Avenue South

Iselin, New Jersey 08830

732-549-5600 (tele.)

732-549-1881 (fax)

If to Escrow Agent:                             Attn: Pete Doyle

Lawyers Title Insurance Corp.

655 Third Avenue, 11th Floor

New York, NY 10017

212-949-0100 (tele)

:212-697-0286 (fax)

(b)           Notices given by overnight delivery service as aforesaid shall be deemed received and effective on receipt or refusal to accept delivery.  Notices may be given by counsel for the parties described above, and such notices shall be deemed given by said party, for all purposes hereunder.

ARTICLE XV

ASSIGNMENT AND BINDING EFFECT

Section 15.1         Assignment; Binding Effect.  The provisions hereof shall inure to the benefit of, and shall be binding upon, the heirs, executors, administrators, successors and assigns of the respective parties; provided, however, Purchaser may not assign this Agreement or any of Purchaser’s rights hereunder to any person or entity other than to a Permitted Assignee (as hereinafter defined).  No permitted assignment of this Agreement shall relieve Purchaser from any of its obligations hereunder.  As used herein, a “Permitted Assignee” shall mean an Affiliate of Purchaser. As used herein, an “Affiliate” shall refer to an entity that is controlled by the same entity that controls Purchaser, is controlled by Purchaser or Mack-Cali Realty L.P., or controls Purchaser.  The terms “control,” “controlled by,” or “in common control with” shall mean ownership of (i) more than fifty percent (50%) of the outstanding voting stock of a corporation (or other equity and control interest if not a corporation), or (ii) the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute, or according to the provisions of a contract.

ARTICLE XVI

BROKERAGE

Section 16.1         Brokers.  Purchaser and Seller represent that they have not dealt with any brokers, finders or salesmen, in connection with this transaction and agree to indemnify, defend and hold each other harmless from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys’ fees, which either party may sustain, incur or be exposed to by reason of any claim for fees or commissions made through the other party.  The provisions of this Article XVI will survive any Closing or termination of this Agreement.

ARTICLE XVII

ESCROW AGENT

Section 17.1         Escrow.

(a)           Escrow Agent will hold the Earnest Money Deposit in escrow in an interest bearing account of the type generally used by Escrow Agent for the holding of escrow funds until the earlier of (i) the Closing, or (ii) the termination of this Agreement in accordance with any right hereunder.  In the event Purchaser has not terminated this Agreement by the end of the Evaluation Period, the Earnest Money Deposit shall be non-refundable to Purchaser, but shall be credited against the Purchase Price at the Closing.  All interest earned on the Earnest Money Deposit shall be paid to the party entitled to the Earnest Money Deposit.  In the event this Agreement is terminated prior to the expiration of the Evaluation Period or as otherwise provided for in accordance with the terms and provisions of this Agreement, the Earnest Money Deposit and all interest accrued thereon will be returned by the Escrow Agent to the Purchaser.  In the event the Closing occurs, the Earnest Money Deposit and all interest accrued thereon will be released to Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money Deposit, without the interest.  In all other instances, Escrow Agent shall not release the Earnest Money Deposit to either party until Escrow Agent has been requested by Seller or Purchaser to release the Earnest Money Deposit and has given the other party five (5) Business Days to dispute, or consent to, the release of the Earnest Money Deposit.  Seller represents that its tax identification number, for purposes of reporting the interest earnings, is 13-4924710.  Purchaser represents that its tax identification number, for purposes of reporting the interest earnings, is 22-3305147.

(b)           Escrow Agent shall not be liable to any party for any act or omission, except for bad faith, gross negligence or willful misconduct, and the parties agree to indemnify Escrow Agent and hold Escrow Agent harmless from any and all claims, damages, losses or expenses arising in connection herewith.  The parties acknowledge that Escrow Agent is acting solely as stakeholder for their mutual convenience.  In the event Escrow Agent receives written notice of a dispute between the parties with respect to the Earnest Money Deposit and the interest earned thereon (the “Escrowed Funds”), Escrow Agent shall not be bound to release and deliver the Escrowed Funds to either party but may either (i) continue to hold the Escrowed Funds until otherwise directed in a writing signed by all parties hereto or (ii) deposit the Escrowed Funds with the clerk of any court of competent jurisdiction.  Upon such deposit, Escrow Agent will be released from all duties and responsibilities hereunder.  Escrow Agent shall have the right to consult with separate counsel of its own choosing (if it deems such consultation advisable) and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

I               Escrow Agent shall not be required to defend any legal proceeding which may be instituted against it with respect to the Escrowed Funds, the Property or the subject matter of this Agreement unless requested to do so by Purchaser or Seller and is indemnified to its satisfaction against the cost and expense of such defense.  Escrow Agent shall not be required to institute legal proceedings of any kind and shall have no responsibility for the genuineness or validity of any document or other item deposited with it or the collectibility of any check delivered in connection with this Agreement.  Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been signed by the proper parties.

ARTICLE XVIII

MISCELLANEOUS

Section 18.1         Waivers.  No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein.  No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act.

Section 18.2         Recovery of Certain Fees.  In the event a party hereto files any action or Suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the substantially prevailing party will be entitled to have and recover certain fees from the other party including all reasonable attorneys’ fees and costs resulting therefrom.  For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding.  The provisions of this Section 18.2 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

Section 18.3         Construction.  Headings at the beginning of each article and section are solely for the convenience of the parties and are not a part of this Agreement.  Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa.  This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same.  All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement.  In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day.

Section 18.4         Counterparts.  This Agreement may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed original.  All such fully executed original counterparts will collectively constitute a single agreement.

Section 18.5         Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 18.6         Entire Agreement.  This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings with respect thereto.  This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein or in the Right of Access and Confidentiality Agreement.

Section 18.7         Governing Law.  THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS RULES.  SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED.

Section 18.8         No Recording.  The parties hereto agree that neither this Agreement nor any affidavit or memorandum concerning it will be recorded and any recording of this Agreement or any such affidavit or memorandum by Purchaser will be deemed a default by Purchaser hereunder; provided, however, that Purchaser may record a Notice of Settlement or file a lis pendens in the event it institutes a suit for specific performance.

Section 18.9         Further Actions.  The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

Section 18.10       Exhibits.  The following sets forth a list of Exhibits to the Agreement:

Exhibit A	Legal Description of Real Property
Exhibit B	Lease
Exhibit C	Permitted Exceptions
Exhibit D	Form of Deed
Exhibit E	Suits and Proceedings
Exhibit F	Certificate as to Foreign Status
Exhibit G	List of Environmental Reports
Exhibit H	AT&T Wireless License
Exhibit I	Assignment of AT&T Wireless License
Exhibit J	Intentionally Omitted
Exhibit K	Assignment of Plans, Permits and Licenses
Exhibit L	Bill of Sale
Exhibit M	Press Release

Section 18.11       No Partnership.  Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

Section 18.12       Limitations on Benefits.  It is the explicit intention of Purchaser and Seller that no person or entity other than Purchaser and Seller and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser and Seller or their respective successors and assigns as permitted hereunder.  Nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.

Section 18.13       Discharge of Obligations.  The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive the Closing.

Section 18.14       Non-Liability.

(a)           Notwithstanding anything to the contrary contained in this Agreement, no director, officer, employee, shareholder, member, manager, partner or agent of Seller nor any of the directors, officers, employees, shareholders, members, managers, partners or agents of any of the directors, officers, employees, shareholders, members, managers, partners or agents of Seller nor any other person, partnership, corporation or trust, as principal of Seller, whether disclosed or undisclosed (collectively, the “Seller Exculpated Parties”) shall have any personal obligation or liability hereunder, and Purchaser shall not seek to assert any claim or enforce any of its rights hereunder against any Seller Exculpated Party.

(b)           Notwithstanding anything to the contrary contained in this Agreement, no director, officer, employee, shareholder, member, manager, partner or agent of Purchaser nor any of the directors, officers, employees, shareholders, members, managers, partners or agents of any of the directors, officers, employees, shareholders, members, managers, partners or agents of Purchaser nor any other person, partnership, corporation or trust, as principal of Purchaser, whether disclosed or undisclosed (collectively, the “Purchaser Exculpated Parties”) shall have any personal obligation or liability hereunder, and Purchaser shall not seek to assert any claim or enforce any of its rights hereunder against any Purchaser Exculpated Party.

Section 18.15  Waiver of Jury Trial.  PURCHASER AND SELLER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY PURCHASER AND SELLER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  SELLER OR PURCHASER, AS APPLICABLE, IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY PURCHASER OR SELLER, AS APPLICABLE.

[SIGNATURE BLOCKS ON NEXT PAGE]

IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement as of the Effective Date.

Date Executed:	SELLER:

April 2, 2004	AT&T CORP., a New York corporation

	By:	/s/ Jack Colasurdo
Name: Jack Colasurdo
Title: Global Real Estate Director

PURCHASER:

April 2, 2004	Mack-Cali Realty Corporation, a Maryland
corporation

	By:	/s/ Mitchell E. Hersh
Name: Mitchell E. Hersh
Title: Chief Executive Officer

ESCROW AGENT:

April 5, 2004	Lawyers Title Insurance Corporation

	By:	/s/ Craig S. Feder
Name: Craig S. Feder
Title: Vice President